December 13, 2006

Ms. Marie S. Dreher
[Address]

Re: Separation

Dear Marie

As you know, you and Jacuzzi Brands, Inc. (hereinafter also referred to as “the Company”) are parties to an Employment Agreement dated August 15, 2005 (hereafter, the “2005 Employment Agreement”). The purpose of this letter is to confirm the terms of your separation from employment with the Company as set forth in the 2005 Employment Agreement and further set forth herein.

1. Notice of Termination

This letter reconfirms the notification to you on October 13, 2006 that your employment is being terminated without Cause as set forth in Sections 8(c) and (d) of the 2005 Employment Agreement. As more fully explained in Section 12 of this letter, you will have at least 21 days to consider signing the General Release that is a precondition to you receiving any of the benefits outlined in this Agreement and 7 days after signing the General Release to revoke it. The effective date of your separation from the Company’s employment will be December 15, 2006 (the “Termination Date”). You should not sign the General Release until your Termination Date.

2. Consideration

In accordance with and subject to the terms and conditions of the 2005 Employment Agreement and in consideration for your signing a General Release, and in consideration of your compliance with the additional promises made herein, the Company confirms that you will receive the following:

(a) Severance Pay

The Company will provide you with the following:

(i) A lump sum payment of one times your annual base salary in effect on the date hereof, pursuant to Section 8(c)(iii) of the 2005 Employment Agreement, minus applicable taxes; and

(ii) Pay for unreimbursed travel, entertainment and other business expenses incurred in the performance of your duties which are in accordance with the Company’s policies with respect to such expenses at the time they were incurred and any unused 2006 vacation pay and other Accrued Amounts (as defined in the 2005 Employment Agreement).

(b) Bonus

Your bonus for Fiscal 2006 will be awarded and paid, in accordance with Section 8(d)(i)(2) of the 2005 Employment Agreement, in the amount and at the time the bonus would have otherwise been paid, notwithstanding the termination provided herein. The Company will be under no obligation to you for any bonus for Fiscal 2007.

(c) Restricted Stock

16,667 shares of the shares of restricted stock in the Company which were granted to you on August 15, 2005 shall vest and be delivered to you on the Termination Date, subject to provisions being made for the withholding tax due thereon, in accordance with Section 8(d)(i)(1) of the 2005 Employment Agreement. 11,023 of the shares of restricted stock granted to you on December 5, 2005 remain eligible to vest on December 5, 2006. The remaining 22,045 shares of restricted stock will be forfeited on the Termination Date.

(d) Health and Dental Coverage

Your health and dental coverage will be provided in accordance with Section 8(c)(iii) of the 2005 Employment Agreement.

(e) Other Benefit Plans

Your entitlement to benefits or payments under any of the Company’s benefit plans will continue to be governed by the terms of those plans and as required by law and as stipulated by Section 8(d)(ii) of the 2005 Employment Agreement. Your employment will not be treated as terminated until the Termination Date.

(f) Relocation Allowance

Pursuant to the 2005 Employment Agreement, you will be reimbursed in an amount not to exceed $6,275 for any remaining relocation expenses that you have incurred, subject to you providing the Company with proper documentation of such expenses. No further amounts will be covered or reimbursed pursuant to Section 4(b) of the 2005 Employment Agreement.

(g) Housing Allowance

You will be paid for the extension of your allowance pursuant to Section 4(b) of the 2005 Employment Agreement from August 15, 2006 through November 15, 2006 at $4,000 per month.

3. No Severance Benefits Absent Execution of General Release

You understand and agree that under the terms of the 2005 Employment Agreement, which governs the amount of severance due you under the current circumstances, you are not entitled to receive the monies and/or benefits specified in Section 2 above, except for your execution of a General Release in a form acceptable to the Company and the fulfillment of the promises contained herein and in Section 10 of your 2005 Employment Agreement. In addition, you acknowledge that the payments and benefits set forth in this Agreement are all that you are entitled to receive from the Company.

4. General Release of Claims

Upon your Termination Date, a final draft of the General Release of Claims will be provided to you. The form of the General Release of Claims is as follows:

In consideration of the payments to be made to you by the Company as set forth in the Separation Agreement and the promises contained in the Separation Agreement, you, on your own behalf and on behalf of your descendants, dependents, heirs, executors, administrators, assigns, successors, and attorneys hereby knowingly and voluntarily and of your own free will agree to release and forever discharge the Company, its affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Company’), of and from any and all claims, known and unknown, that you have or may have against the Company as of the date of execution of this General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended (“ERISA `),

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Salbanes-Oxley Act of 2002;

•	The Florida Civil Rights Act, as amended;

•	The Florida Human Rights Act;

•	The Florida Whistle Blower statute;

•	Florida Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim;

•	Florida Wage Discrimination Law;

•	Florida Occupational Safety and Health Act;

•	Florida Clean Indoor Air Act;

•	Florida Wage Payment Laws;

•	Equal Pay Law for Florida, as amended; Florida AIDS Act;

•	Florida Discrimination on the Basis of Sickle Cell Trait Law;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law;

•	Any alleged oral or written contract, including but not limited to the 2005 Employment Agreement and the Change in Control Agreement between you and the Company dated as of August 15, 2005, as amended, the (the “CIC Agreement’), (except as to the portions of the 2005 Employment Agreement and the CIC Agreement which are specifically referred to herein as being intended to survive the termination of your employment or which are exempted from this General Release as described below).

•	Any claim for costs, fees, or other expenses including attorneys’ fees, except any fees and costs incurred in any action regarding the validity of this waiver and release under the Older Worker ‘s Benefit Protection Act.

You further affirm that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as provided in this letter. You furthermore affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act.

No Claims Filed

As a condition of the Company entering into this Agreement, you represent that you have not filed with any government agency or court any claim against the Company relating to your employment, your separation from employment, or otherwise. You further agree not to file any such claim with a state or local government agency or any court, with the exception that if the Company does not comply with its promises under this Agreement, you may sue the Company to enforce the terms of this Agreement.

Exemptions from Release

(a) The General Release of Claims set forth above is not intended to and shall not relieve the Company of any obligations it may have under Section 11 (Indemnification) of the 2005 Employment Agreement nor is this General Release of Claims intended to impair your right to indemnification, if any, under the Company’s bylaws.

(b) The General Release of Claims set forth above is not intended to release claims arising out of the enforcement of this Agreement, claims regarding the validity of the release under the Older Worker’s Benefit Protection Act, or claims arising after the effective date of the General Release.

(c) The General Release of Claims set forth above is not intended as a waiver of the benefits or payments to which you may be entitled under the Company’s benefit or equity plans or under the CIC Agreement.

(d) Except as otherwise specifically set forth above, the General Release of Claims is intended to bar any and all claims that you now have or may have against the Company.

5. Cooperation

(a) Investigations, Administrative Proceedings Or Litigation

You agree that following your Termination Date you will reasonably cooperate with the Company and its affiliates, and its respective staff and counsel, in connection with any investigation, administrative proceeding or litigation relating to any matter occurring during your employment in which you were involved or of which you have knowledge.

(b) Subpoenas

You agree that, if at any time following your Termination Date you are subpoenaed by any person or entity {including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment with the Company, you will give prompt notice of such request to the General Counsel of Jacuzzi Brands, Inc. and will make no disclosure, unless legally required to do so, until the company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

The Company will reimburse you for reasonable out of pocket expenses incurred by you under this section.

(c) Non-disparagement

Effective immediately, you agree not to defame, disparage or demean the Company, its executives, businesses and/or brands in any manner whatsoever.

(d) Cooperation Up to Period of Termination

You agree that up to your Termination Date, you will assist the Company to transition your duties upon your termination, You may accept other employment during this period, provided that you are reasonably available to fulfill your duties under the preceding sentence.

6. Confidential Information, Non solicitation and Non-Competition

You acknowledge that you have been bound by the restrictive covenants contained in Section 10 of the 2005 Employment Agreement. More specifically, those covenants restrict you from (among other things) divulging certain confidential Company information, soliciting certain Company employees and competing against the Company. You further acknowledge that Section 10 of the 2005 Employment Agreement is intended to survive the termination of your employment. You also acknowledge that part of the severance paid to you under Section 2 of this Agreement is in consideration for your agreement to abide by the restrictions set forth in Section 10 of the 2005 Employment Agreement. You acknowledge that the Company continues to have an interest in protecting itself and its confidential information from the activities that are restricted by Section 10. Finally, you acknowledge that the restrictions contained in Section 10 of the 2005 Employment Agreement continue to be reasonable both in geographic and temporal scope and remain in effect in accordance with the terms of the 2005 Employment Agreement, except as provided above with respect to “Competition”.

7. No Admission of Wrongdoing

By entering into this Agreement, neither you nor the Company nor any of the Releasees, admit any wrongdoing or violation of any law.

8. Resignation from All Offices

Effective immediately and in accordance with the terms of your 2005 Employment Agreement, you will be deemed to have resigned as an officer of the Company, any subsidiary and any affiliate and as a fiduciary of any benefit plan of any of the foregoing. You agree to execute any further documentation requested by the Company to achieve this purpose prior to your receipt of the moneys payable to you under Section 2 of this Agreement. You further agree and acknowledge that you will not now or in the future apply for employment or re-employment in any capacity with the Company.

9. Governing Law and Interpretation

This Agreement and the accompanying General Release shall be governed and conformed in accordance with the laws of the state of Florida without regard to its conflict of laws provision. In the event that you breach any provision of this Agreement and/or of the General Release, you and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement and/or the General Release. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the General Release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and the General Release in full force and effect. Provided that, the Company’s obligation to make the payments in Section 2 of this Agreement is conditioned upon your complying with the provisions of Section 10 of your 2005 Employment Agreement as written. If you violate or challenge the enforceability of the provisions of Section 10 of your 2005 Employment Agreement, as written, or if they are found to be unenforceable, you will not be entitled to continue to receive further payments, if any, set forth in Section 2 of this Agreement.

10. Return of Company Data and Property

You acknowledge that on or before the Termination Date you will return, and acknowledge your return of, all Company property in your possession, including all documents relating to the Company or it affiliates or any of their business or property, except for documents received by you in your capacity as a benefit plan participant and except for copies of any agreements between you and the Company.

11. Assignability

The Company may assign its rights and delegate its obligations under this Agreement to any affiliate, successor, assign or Buyer. The rights and obligations of the Company shall inure to the benefit of and be enforceable by its affiliates, successors, assigns or Buyer. You may not assign any of your rights and obligations under this Agreement.

12. Enforceability

If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

13. Time to Consider Agreement, Consult with Advisors and Revocation Period

(a) You agree that you had sufficient opportunity to thoroughly discuss the implications of this Agreement with independent advisors of your choice prior to signing this Agreement.

(b) You are advised that you should consult with an attorney regarding the General Release contained in this Agreement.

(c) You acknowledge that you have been advised that you will be provided at least twenty-one (21) days from the receipt of this Agreement within which to consider signing the General Release in a form such as recited above and return it to the Company. You also acknowledge that any changes to this Agreement, or to the General Release, made after it is initially presented, whether material or non-material, will not restart the twenty-one (21) day period.

(d) In addition, you have a period of seven (7) days following the execution of the General Release in which you may revoke it.

(e) Any sums called for in this Agreement will not be paid to you until the expiration of the revocation period or ten business days after the Termination Date, whichever is later.

(f) In signing this Separation Agreement or the General Release, you agree that you have not been induced to execute this Separation Agreement or the General Release herein by any representatives or agreements other than what is expressly set forth in this letter or in the General Release.

14. Amendment

This Agreement and the General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

15. Entire Agreement

Upon the effective date of the General Release (once it has been signed by you and the revocation period has passed without you revoking it), this Agreement and the General Release will be deemed to set forth the entire agreement between the parties hereto, and fully supersede any prior agreements or understandings between the parties, except for the provisions of the 2005 Employment Agreement and the CIC Agreement which, as set forth in Section 6 above, are intended to survive the termination of your employment, and except for those provisions of the 2005 Employment Agreement and the CIC Agreement which are specifically exempted from the General Release as set forth in Section 4 of this Agreement. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release. You will continue as an employee of the Company until your Termination Date in accordance with the terms of the 2005 Employment Agreement, except your duties are as set forth in Section 5(d) of above and that you and the Company have agreed to the provisions of Section 7 above regardless of any terms of the Employment Agreement to the contrary.

16. Effective Date of Agreement

Except for those Sections of this Agreement which specifically state that they are effective at some other time, this Agreement as well as the General Release will become effective on the eighth day after the General Release is executed by you, provided you have not revoked the General Release within the revocation period.

We would like to extend our sincere hope for success in your future endeavors.

Very truly yours,

s/s

Steven C. Barre
Senior Vice President, General Counsel
and Secretary

HAVING HAD A REASONABLE PERIOD OF TIME TO CONSIDER THIS AGREEMENT, HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS OF SECTION 2 ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Separation Agreement as of the date set forth below:

FOR: The Company:	AGREED:

s/s	s/s

Steven C. Barre Date 12/13/06 Senior Vice President, General Counsel and Secretary	Marie S. Dreher Date 12/13/06